AMENDED AND RESTATED
SHAREHOLDER AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT (the “Agreement”), dated this 27th day of December, 2019, by and between Berkshire Hills Bancorp, Inc. (“Berkshire Hills”), and the Estate of David G. Massad (the “Shareholder”), amends and restates in its entirety that certain Agreement, dated May 22, 2017 (the “Shareholder Agreement”), by and between Berkshire Hills Bancorp, Inc. (“Berkshire Hills”), a Delaware corporation, and David G. Massad, an individual (“Massad”).  Any capitalized term used and not otherwise defined in this Agreement has the meaning set forth in Section 12 hereof.

RECITALS

WHEREAS, the Effective Time (as defined in the Merger Agreement) occurred on October 13, 2017;

WHEREAS, Massad died on December 28, 2018 and his daughter Pamela A. Massad (the “Representative”) was appointed as the personal representative of the Shareholder effective January 11, 2019; and

WHEREAS, Berkshire Hills and the Representative mutually desire to amend and restate the Shareholder Agreement as set forth herein.

NOW THEREFORE, in consideration of the recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Representations and Warranties of the Shareholder and Representative.  The Shareholder and the Representative severally but not jointly represent and warrant to Berkshire Hills, as follows:

(a) The Shareholder is the record owner of 3,757,344 shares of Berkshire Hills Bancorp, Inc. common stock, par value $0.01 per share (“Berkshire Hills Common Stock”);

(b) The Representative has full power and authority to enter into this Agreement on behalf of the Shareholder and to cause the Shareholder to perform its obligations under this Agreement.  This Agreement constitutes a valid and binding obligation of the Shareholder, and the performance of its terms will not constitute a violation of any agreement or any instrument to which the Shareholder is a party.

2. Representations and Warranties of Berkshire Hills.

Berkshire Hills hereby represents and warrants to the Shareholder that Berkshire Hills has full power and authority to enter into and perform its obligations under this Agreement and that the execution and delivery of this Agreement by Berkshire Hills has been duly authorized by the Board of Directors of Berkshire Hills.  This Agreement constitutes a valid and binding obligation of Berkshire Hills, and the performance of its terms will not constitute a violation of any agreement or instrument to which Berkshire Hills is a party.

3. Covenants.

(a) The Shareholder covenants and agrees not to do the following, directly or indirectly, alone or in concert the Acting in Concert Group (as defined in the Series B Non-Voting Preferred Stock Certificate of Designations of Berkshire Hills from the date of this Agreement through the date that this Agreement terminates in accordance with Section 5):

(i) acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any shares of Berkshire Hills Common Stock or any other class of Berkshire Hills Bancorp, Inc. stock that has voting rights (“Berkshire Hills Voting Stock”), any rights to vote or direct the voting of any additional shares of Berkshire Hills Common Stock or Berkshire Hills Voting Stock, or any securities convertible into, Berkshire Hills Common Stock or Berkshire Hills Voting Stock (except (A) by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Berkshire Hills Common Stock generally, or (B) that number of shares of Berkshire Hills Common Stock, the purchase by the Shareholder of which would cause the Shareholder to beneficially own, in the aggregate with the Acting in Concert Group, no more than 9.9% of the then-outstanding shares of Berkshire Hills Common Stock, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y;

(ii) convert the Berkshire Hills Preferred Stock Consideration received pursuant to the Merger Agreement to Berkshire Hills Common Stock pursuant to the terms of the Series B Non-Voting Preferred Stock Certificate of Designation, except that nothing in this sentence shall (A) prohibit one or more of the following transfers by the Shareholder to effectuate a conversion of the Berkshire Hills Preferred Stock Consideration to Berkshire Hills Common Stock: (i) to an affiliate of the Shareholder or to Berkshire Hills, provided that the affiliate would not be deemed part of the Shareholder’s Acting in Concert Group; (ii) in a widespread public distribution with the prior written consent of Berkshire Hills; (iii) in transfers in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of voting securities of Berkshire Hills; or (iv) to a transferee that would control more than fifty percent (50%) of the voting securities of Berkshire Hills without any transfer from the Shareholder; and (B) prohibit the Shareholder from initiating a conversion of the Berkshire Hills Preferred Stock Consideration to Berkshire Hills Common Stock if after giving effect to such conversion, the Shareholder would beneficially own, in the aggregate with the Acting in Concert Group, no more than 9.9% of the then-outstanding shares of Berkshire Hills Common Stock, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y;

(iii) without Berkshire Hills’ prior written consent and Berkshire Hills’ review of the Shareholder’s proposed sale or transfer of such shares, which consent and review shall not be unreasonably withheld or delayed, directly or indirectly sell or transfer any Shareholder’s shares of Berkshire Hills Common Stock; additionally, any proposed sale by Shareholder of Berkshire Hills Common Stock shall first be offered to Berkshire Hills under the same terms and conditions as the proposed sale, which Berkshire Hills shall have five (5) business days following the date Shareholder first presents in writing the terms of such proposed sale to Berkshire Hills, to accept such offer, except that nothing in this sentence shall prohibit one or more of the following transfers by the Shareholder or any Permitted Transferee (as defined below) that continues to be subject to this Agreement: (A) a transfer between members of the Acting in Concert Group; (B) a transfer by will or by operation of law; (C) a transfer in connection with estate or charitable planning purposes, including any transfer to one or more relatives of the Shareholder or any transfer to one or more trusts or other entities that are beneficially owned exclusively by the Shareholder, one or more relatives of the Shareholder, or any combination of them; and (D) a transfer to a charitable organization that is not controlled by the Shareholder or one or more affiliates or relatives; provided that as a condition to each permitted transfer under (A)-(D) of this clause (iii), each transferee (each a “Permitted Transferee”) shall deliver a written instrument to Berkshire Hills, in a form reasonably acceptable to Berkshire Hills, agreeing to be bound by the restrictions set forth in this Agreement. Notwithstanding the first sentence of this subsection, Shareholder may sell up to the Monthly Limit (as defined below) of Berkshire Hills Common Stock on a monthly basis without Berkshire’s prior review and written consent solely to the extent those shares of Berkshire Hills Common Stock are sold either (X) through a registered broker dealer on the open market and not through privately negotiated transactions (an “Open Market Sale”), or (Y) as part of one or more “blocks” (as defined in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended) of Berkshire Hills Common Stock through privately negotiated transactions (a “Block Sale”); provided that during any calendar month the aggregate number of shares of Berkshire Hills Common Stock that may be sold under this (Y) may not exceed two percent (2%) (the “Block Limit Percentage”) of the Reported Shares Outstanding.  For avoidance of doubt, shares of Berkshire Hills Common Stock covered by Hedging Transactions will be counted toward the Monthly Limit.  Berkshire Hills agrees that it will not unreasonably withhold or delay a request by the Shareholder to waive this clause (iii) with respect to a distribution in a firm commitment underwriting to (or a placement facilitated by) one or more broker-dealers reasonably acceptable to Berkshire Hills (a “Permitted Offering”); provided that the distribution is structured as or is similar in all material respects to a confidentially marketed public offer primarily to institutional accredited investors, and the number of shares of Berkshire Hill Common Stock offered and sold in such distribution does not exceed seven and 5/10 percent (7.5%) of the shares of Berkshire Hills Common Stock then outstanding.  The sale of shares by the Shareholder and each Permitted Transferee that continues to be subject to this Agreement shall be aggregated for purposes of the Monthly Limit and the Block Limit Percentage.  Notwithstanding any other provision of this Agreement, this Section 3(a)(iii) shall not apply to any Permitted Transferee that beneficially owns less than three and 5/10 percent (3.5%) of the Reported Shares Outstanding.

(iv) (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of a majority of the assets of, or other business combination involving, or a tender or exchange offer for securities of, Berkshire Hills or any material portion of Berkshire Hills’ business or assets or any type of transaction that would result in a change in control of Berkshire Hills (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of Berkshire Hills or the Board of Directors of Berkshire Hills or any of the businesses, operations or policies of Berkshire Hills; provided that the Shareholder shall not be prohibited from communicating with the executive officers and directors of Berkshire Hills in the Shareholder’s capacity as a shareholder of Berkshire Hills, (C) present to Berkshire Hills, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of Berkshire Hills;

(v) publicly suggest or announce the Shareholder’s willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require Berkshire Hills to make a public announcement regarding any such Company Transaction;

(vi) initiate, request, induce, encourage or attempt to induce or give encouragement (publicly or otherwise) to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that would reasonably be expected to result in a Company Transaction Proposal;

(vii) solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of Berkshire Hills’ Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Berkshire Hills Common Stock, or execute any written consent in lieu of a meeting of the holders of the Berkshire Hills Common Stock or grant a proxy with respect to the voting of the capital stock of Berkshire Hills to any person or entity other than the Board of Directors of Berkshire Hills; provided that the Shareholder shall be permitted to grant a proxy to a representative of the Shareholder for the purpose of such representative voting the Shareholder’s shares of Berkshire Hills Common Stock in accordance with the Shareholder’s instructions at a meeting of the Berkshire Hills shareholders wherein such proxy is voted the manner required by this Agreement;

(viii) initiate, propose, submit, encourage or otherwise solicit shareholders of Berkshire Hills for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate of Shareholder on, Berkshire Hills’ Board of Directors or seek removal of any member of Berkshire Hills’ Board of Directors or any executive officer of Berkshire Hills;

(ix) form, join in or in any other way (including by deposit of Berkshire Hills’ capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Berkshire Hills Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Berkshire Hills Common Stock;

(x) (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by Berkshire Hills’ Board of Directors to a vote of Berkshire Hills’ shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of Berkshire Hills’ shareholders that is opposed by Berkshire Hills’ Board of Directors;

(xi) vote for any proposal or any individual for election to the Board of Directors of Berkshire Hills, other than those proposals or nominations recommended or supported by Berkshire Hills’ Board of Directors;

(xii) except in connection with the enforcement of this Agreement, initiate, participate as a named plaintiff, finance or otherwise encourage any litigation against Berkshire Hills or any of its respective officers and directors, or any derivative litigation on behalf of Berkshire Hills, based upon any act or omission relating to Berkshire Hills that occurs or is alleged to have occurred after the Effective Time; provided, this clause shall not preclude or in any way restrict the Shareholder from (A) electing to participate in any settlement or judgment resulting from a class action, or (B) submitting to witness interviews or providing testimony or documentary evidence, whether voluntarily or in response to a subpoena;

(xiii) request, or induce or encourage any other person to request, that Berkshire Hills amend or waive any of the provisions of this Agreement; and

(xiv) advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

Notwithstanding any other provision in this Agreement, Shareholder shall not convert any shares of Series B Non-Voting Preferred Stock if, after giving effect to such conversion, the Acting in Concert Group beneficially would own more than 9.9% of the then-outstanding shares of Berkshire Hills Common Stock and Berkshire Hills Voting Stock, if any, as calculated pursuant to 12 C.F.R. 225.41 of Regulation Y.

(b) Shareholder agrees that upon Berkshire Hills’s reasonable request from time to time, Shareholder will determine, based on the definition of “Acting in Concert” of Regulation Y, which individuals and entities constitute the Acting in Concert Group, and provide written confirmation to Berkshire Hills that, to the knowledge of the Shareholder after reasonable inquiry, the Acting in Concert Group beneficially owns no more than 9.9% of the then-outstanding shares of Berkshire Hills Common Stock and Berkshire Hills Voting Stock, if any, as calculated pursuant to 12 C.F.R. § 225.41 of Regulation Y.

(c) During the term of this Agreement, the Shareholder agrees not to disparage Berkshire Hills or any of its directors (including shareholders supported by Berkshire Hills’ Board of Directors), officers or employees in any public or quasi-public forum, and Berkshire Hills agrees not to disparage the Shareholder in any public or quasi-public forum.

(d) During the term of this Agreement, at any Annual or Special Meeting of Shareholders of Berkshire Hills, to the extent that Shareholder beneficially owns more than five percent (5.0%) of the then-outstanding shares of Berkshire Hills Common Stock, the Shareholder covenants and agrees to vote all the shares of Berkshire Hills Common Stock beneficially owned by the Shareholder in excess of five percent (5.0%) of the then-outstanding shares of Berkshire Hills Common Stock (i) in favor of the nominees for election or re-election as directors of Berkshire Hills selected by the Board of Directors of Berkshire Hills; (ii) in favor of any proposal which the Board of Directors of Berkshire Hills recommends a vote in favor to its shareholders; and (iii) against any proposal which the Board of Directors of Berkshire Hills recommends a vote against to its shareholders. The Shareholder may vote up to five percent (5.0%) of the then-outstanding shares of Berkshire Hills Common Stock in the Shareholder’s discretion.

(e) During the term of this Agreement, the Shareholder either individually or collectively with the Acting in Concert Group, and no member of the Acting in Concert Group will, directly or indirectly:

(i)	Exercise or attempt to exercise a controlling influence over the management or policies of Berkshire Hills, Berkshire Bank or any of their subsidiaries;
(ii)	Have or seek to have the Shareholder or any representative of Shareholder serve on the board of directors of Berkshire Hills, Berkshire Bank or any of their subsidiaries;
(iii)	Have or seek to have any employee or representative of the Shareholder serve as an officer, agent, or employee of Berkshire Hills, Berkshire Bank or any of their subsidiaries;
(iv)	Take any action that would cause Berkshire Hills, Berkshire Bank or any of their subsidiaries to become a subsidiary of Shareholder;
(v)	Own, control, or hold with power to vote securities that represent twenty-five percent (25%) or more of any class of voting securities of Berkshire Hills, Berkshire Bank or any of their subsidiaries;
(vi)
Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of Berkshire Hills, Berkshire Bank or any of their subsidiaries;

(vii)
Enter into any agreement with Berkshire Hills or any of its subsidiaries that substantially limits the discretion of Berkshire Hills’ management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

(viii)	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Berkshire Hills, Berkshire Bank or any of their subsidiaries; or
(ix)
Dispose or threaten to dispose (explicitly or implicitly) of equity interests of Berkshire Hills, Berkshire Bank or any of their subsidiaries in any manner as a condition or inducement of specific action or non-action by Berkshire Hills, Berkshire Bank or any of their subsidiaries; provided that the Shareholder shall not be prohibited from communicating with the executive officers and directors of Berkshire Hills in the Shareholder’s capacity as a shareholder of Berkshire Hills.

(f) Until October 13, 2020, and in the event that either or both of the New Board Members (as defined by the Merger Agreement) no longer serves as a member of the Berkshire Hills and Berkshire Bank Board of Directors, the Shareholder shall have the right to consult with Berkshire Hills’ Corporate Governance and Nominating Committee in its selection of a qualified nominee to serve on the Boards of Berkshire Hills and Berkshire Bank. Such consultation shall include the then chair of the Berkshire Hills Corporate Governance and Nominating Committee consulting with the Representative (or, at the Representative’s election, one or more Permitted Transferees) regarding the relative strengths of the leading candidates to be nominated to serve on the Boards of Berkshire Hills and Berkshire Bank.  Each such nominee shall, if elected or appointed to the Board of Berkshire Hills, qualify as an “independent director” under then applicable rules of the New York Stock Exchange.

(g) After Berkshire Hills files with the SEC the Berkshire Hills Annual Report on Form 10-K for the year ending December 31, 2019 (the “2019 Form 10-K”), if (i) in the reasonable opinion of counsel to the Shareholder, the Shareholder may not reasonably rely on the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Rule 144 for sales by non-affiliates of Berkshire Hills of shares of Berkshire Hills Common Stock that are not “restricted” within the meaning of such rule, and (ii) Berkshire Hills then is eligible to file with the SEC a so-called “automatic shelf registration statement” on Form S-3 within the meaning of Rule 462(e) under the Securities Act (a “Resale Shelf Registration Statement”), then Berkshire Hills, upon the written request of the Shareholder, will file with the SEC, at the expense of Berkshire Hills, a Resale Shelf Registration Statement registering with the SEC the offer and resale of all shares of Berkshire Hills Common Stock then beneficially owned by the Shareholder and each Permitted Transferee who continues to be bound by this Agreement.  Without limiting the scope of the immediately preceding sentence, Berkshire Hills agrees that, unless the Shareholder otherwise directs Berkshire Hills in writing, Berkshire Hills shall use its best efforts to file with the SEC, as soon as possible after Berkshire Hills files its 2019 Form 10-K, a Resale Shelf Registration Statement registering the offer and resale of all shares of Berkshire Hills Common Stock then beneficially owned by the Shareholder and each Permitted Transferee who continues to be bound by this Agreement, including all shares of Berkshire Hills Common Stock issuable upon the conversion of all shares of Series B Non-Voting Preferred Stock then issued and outstanding.
4. Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages.  Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Shareholder expressly agrees that the Shareholder will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Berkshire Hills unless and until Berkshire Hills is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court.  If Berkshire Hills seeks relief in court, the Shareholder irrevocably stipulates that any failure to perform by the Shareholder or any assertion by the Shareholder that the Shareholder is excused from performing the Shareholder’s obligations under this Agreement because it would cause Berkshire Hills irreparable harm, then Berkshire Hills shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Shareholder shall not deny or contest that such circumstances would cause Berkshire Hills irreparable harm.  If, after such thirty (30) business day period, Berkshire Hills has not either reasonably cured such material breach or obtained relief in court, the Shareholder may terminate this Agreement by delivery of written notice to Berkshire Hills.

Berkshire Hills expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Shareholder unless and until the Shareholder is given written notice of such breach and allowed thirty (30) business days either to cure such breach or seek relief in court.  If the Shareholder seeks relief in court, Berkshire Hills irrevocably stipulates that any failure to perform by Berkshire Hills or any assertion by Berkshire Hills that it is excused from performing its obligations under this Agreement because it would cause the Shareholder irreparable harm, then the Shareholder shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Berkshire Hills shall not deny or contest that such circumstances would cause the Shareholder irreparable harm.  If, after such thirty (30) business day period, the Shareholder has not either reasonably cured such material breach or obtained relief in court, Berkshire Hills may terminate this Agreement by delivery of written notice to the Shareholder.

5. Term.  This Agreement shall be effective upon the execution of this Agreement and will remain in effect until such time that the Acting in Concert Group beneficially owns fewer than five percent (5%) of the shares of Berkshire Hills Common Stock then outstanding for a period of 120 consecutive calendar days; provided that any Permitted Transferee may elect to terminate this Agreement as to that Permitted Transferee if the Permitted Transferee beneficially owns less than one percent (1%) of the Reported Shares Outstanding, and if a Permitted Transferee so terminates this Agreement, such Permitted Transferee shall not be included in the Acting in Concert Group.  Any transferee or assign in an Open Market Sale, a Block Trade, or a

Permitted Offering shall not be considered a “successor” or “assign” for purposes of this Section and shall have no obligation under this Agreement.

6. Publicity.  The Shareholder acknowledges that Berkshire Hills may be required to disclose the existence and terms of this Agreement pursuant to securities and banking laws.  In addition, during the term of this Agreement, the Shareholder shall provide to Berkshire Hills for Berkshire Hills’ prior review and approval any disclosure proposed to be made by the Shareholder concerning this Agreement, which review and approval shall not be unreasonably delayed or withheld; provided that the Shareholder may make any disclosure which the Shareholder determines in good faith, based upon the advice of counsel, is required under applicable law.

7. Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy, by facsimile or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Shareholder:	Estate of David G. Massad
c/o Pamela A. Massad, Esq.
Tilton Fletcher PC
The Guarantee Building
370 Main Street
12th Floor
Worcester, Massachusetts 01608

With a copy (which shall
not constitute notice) to:	Michael K. Krebs
Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, Massachusetts 02210

Berkshire Hills
Bancorp, Inc.	Richard M. Marotta
Chief Executive Officer
Berkshire Hills Bancorp, Inc.
60 State Street
Boston, Massachusetts 02109

With copies (which shall
not constitute notice) to:	Wm. Gordon Prescott
Executive Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

8. Governing Law and Choice of Forum.  Unless applicable federal law or regulation is deemed controlling, Delaware law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or, if under applicable law, exclusive jurisdiction over such matters is vested in the Federal courts, the United States District Court for the District of Massachusetts.  Each of the parties to this Agreement, including each Permitted Transferee who becomes a party to this Agreement, agrees that the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts may exercise personal jurisdiction over such parties in any such action.

9. Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, as well as their respective representatives, successors, permitted assigns, heirs and estates.

11. Amendments.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

12. Definitions.  As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a) The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.
(b) The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(c) The terms “beneficial owner” and “beneficially own” have the meanings ascribed to them in, and shall be determined in accordance with, Rule 13d-3 of the SEC’s Rules and Regulations under the Exchange Act.

(d) The term “Berkshire Hills Preferred Stock Consideration” means the shares of non-voting, participating Berkshire Hills preferred stock as defined by the Series B Non-Voting Preferred Stock Certificate of Designation.

(e) The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of Berkshire Hills representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the Board of Directors of Berkshire Hills, (ii) the persons who were directors of Berkshire Hills cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by Berkshire Hills), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of Berkshire Hills approve a transaction pursuant to which substantially all of the assets of Berkshire Hills will be sold.

(f) The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g) The term “group” has the meaning as defined in Section 13(d)(3) of the Exchange Act.

(h) The term “Hedging Transaction” means any short sale (whether or not against the box) and any sale or grant of any put option or with respect to Berkshire Hills Common Stock but shall not include a broad-based market basket or index, including the Nasdaq Bank Index and the KBW Regional Banking Index (or any successor index), that includes, relates to or derives a portion of its value from Berkshire Hills Common Stock) that is conducted by the Shareholder from the Effective Time and through the date this Agreement terminates in accordance with Section 5 hereto.

(i) The term “Merger Agreement” means the Agreement and Plan of Merger by and between the Berkshire Hills and Commerce Bancshares Corp., dated as of May 22, 2017.

(j) The term “Monthly Limit” means 600,000 shares of Berkshire Hills Common Stock.

(k) The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of Berkshire Hills.

(l) The term “Reported Shares Outstanding” means the number of shares of Berkshire Hills Common Stock reported as issued and outstanding on the cover page of the Form 10-K or Form 10-Q most recently filed by Berkshire Hills with the SEC.

(m) The term “SEC” means the U.S. Securities and Exchange Commission.

(n) The term “Series B Non-Voting Preferred Stock” has the meaning set forth in the Series B Non-Voting Preferred Stock Certificate of Designation.

(o) The term “Series B Non-Voting Preferred Stock Certificate of Designation” means the Certificate of Designations of Series B Non-Voting Preferred Stock of Berkshire Hills Bancorp, Inc. dated October 12, 2017.

(p) The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Berkshire Hills Common Stock or any interest in any Berkshire Hills Common Stock; provided, however, that a merger or consolidation in which Berkshire Hills or any of its Subsidiaries is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Shareholder. The term “transfer” shall not include a transfer of record (but not beneficial) ownership to transfer shares of Berkshire Hills Common Stock into “street name” as part of a customary custody arrangement.

(q) The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a shareholder on any matter.

13. Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

14. Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15. Duty to Execute.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

BERKSHIRE HILLS BANCORP, INC.

By:  /s/ Richard M. Marotta
     Richard M. Marotta
     Chief Executive Officer

SHAREHOLDER

ESTATE OF DAVID G. MASSAD

By:  /s/ Pamela A. Massad
     Pamela A. Massad
     Personal Representative